Exhibit 99.1
True Drinks Announces Record First Half Results

IRVINE, CA – (Marketwire – August 9, 2017) – True Drinks Holdings, Inc. (OTC PINK: TRUU), makers of AquaBall(R) Naturally Flavored Water, the healthiest children’s beverage on the market with no sugar, preservatives, calories, or artificial flavors, today announced its financial results for the second quarter of 2017.

Revenue for the second quarter totaled approximately $1.95 million, representing a 27% increase compared to the Company’s first-quarter sales. The Company had record first-half revenues for the six months ended June 30, 2017 of nearly $3.5 million, an increase of 225% over the six months ended June 30, 2016. Gross profit for the quarter and first half ended June 30, 2017 was $709,700 and $1,265,840, respectively, compared to a gross loss of $39,734 and $189,847, respectively for the quarter and first half ended June 30, 2016.

Dan Kerker, Chief Financial Officer of True Drinks, commented, “The strong growth in the second quarter of 2017 was primarily the result of continued gains by AquaBall in the children’s beverage category, driven by enhanced brand awareness among consumers looking to purchase a healthy alternative to sugary beverages. We look for this to continue in the second half of the year. We are pleased that we have maintained gross margins in the high thirties over the first two quarters. As previously announced, we introduced the lower cost six-pack last month and are working on further packaging improvements. We will soon begin testing a multi-channel marketing campaign promoting AquaBall in one of our key markets.”

James Greco, Chief Executive Officer of True Drinks added, “The second quarter adds to the solid start we saw last quarter which has resulted in record first half revenue and greatly improved operating margins. As of the end of June, AquaBall was available in over 15,000 stores around the country. Velocity, as reported by Nielsen, continues to grow by double digits with the latest four-week period up nearly 23% over the previous four weeks. The growing distribution coupled with increased velocity means our sales volume continues to grow by double-digit percentages far outstripping that of other children’s beverages.” Greco continued, “AquaBall continues to benefit from the trend towards health and wellness. As awareness of the issues caused by excess sugar consumption in children grows, so do our sales. Our goal is to be a solution to the epidemics of childhood obesity and juvenile diabetes.”

About True Drinks Holdings, Inc.
True Drinks Holdings, Inc., the holding company for True Drinks, Inc., is a healthy beverage provider which produces AquaBall(R) Naturally Flavored Water. AquaBall is a healthy alternative to the other products in the children’s beverage market. True Drinks has licensing agreements with Disney and Marvel for use of their characters on bottles of AquaBall(R). AquaBall(R) is a naturally flavored, vitamin-enhanced, zero-calorie, preservative-free, dye-free, sugar-free alternative to juice and soda. AquaBall(R) is currently available in four flavors: fruit punch, grape, strawberry lemonade and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18662 MacArthur Blvd., Ste. 110
Irvine, CA 92612
ir@truedrinks.com
949-203-3500

TRUE DRINKS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$22,813	$15,306
Accounts receivable, net	1,638,927	536,817
Inventory, net	361,630	318,912
Prepaid expenses and other current assets	283,954	127,258
Total Current Assets	2,307,324	998,293

Restricted Cash	209,674	209,570
Property and Equipment, net	8,397	11,064
Patents, net	190,000	250,000
Goodwill	3,474,502	3,474,502
Total Assets	$6,189,897	$4,943,429

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$1,823,362	$1,258,252
Debt, short-term	649,725	109,682
Derivative liabilities	100,875	5,792,572
Total Current Liabilities	2,573,962	7,160,506

Debt, long-term	519,882	-

Total Liabilities	3,093,844	7,160,506

Commitments and Contingencies (Note 7)

Stockholders’ Equity (Deficit):
Common Stock, $0.001 par value, 300,000,000 shares authorized, 204,294,292 and 119,402,009 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	204,294	119,402
Preferred Stock – Series B (liquidation preference of $4 per share), $0.001 par value, 2,500,000 shares authorized, 1,292,870 shares issued and outstanding at June 30, 2017 and December 31, 2016	1,293	1,293
Preferred Stock – Series C (liquidation preference $100 per share), $0.001 par value, 200,000 and 150,000 shares authorized, 106,704 and 109,352 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	107	109
Preferred Stock – Series D (liquidation preference $100 per share), $0.001 par value, 50,000 and 0 shares authorized, 37,250 and 0 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	37	-
Additional paid in capital	41,368,698	33,456,325
Accumulated deficit	(38,478,376)	(35,794,206)

Total Stockholders’ Equity (Deficit)	3,096,053	(2,217,077)

Total Liabilities and Stockholders’ Equity (Deficit)	$6,189,897	$4,943,429

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS H OLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net Sales	$1,934,953	$482,969	$3,464,705	$1,066,267

Cost of Sales	1,225,253	522,703	2,198,865	1,256,114

Gross Profit (Loss)	709,700	(39,734)	1,265,840	(189,847)

Operating Expenses
Selling and marketing	1,477,154	1,068,483	3,060,685	2,137,396
General and administrative	1,617,842	1,548,556	3,035,750	2,616,906
Total operating expenses	3,094,996	2,617,039	6,096,435	4,754,302

Operating Loss	(2,385,296)	(2,656,773)	(4,830,595)	(4,944,149)

Other (Expense) Income
Change in fair value of derivative liabilities	(4,168)	(1,164,905)	2,239,350	(25,540)
Interest (expense) income	(24,432)	(16,990)	(44,917)	(29,204)
Other (expense) income	-	-	(48,008)	(18,923)
	(28,600)	(1,181,895)	2,146,425	(73,667)

NET LOSS	(2,413,896)	(3,838,668)	(2,684,170)	(5,017,816)

Declared dividends on Preferred Stock	65,362	66,223	130,006	131,428

Net loss attributable to common stockholders	$(2,479,258)	$(3,904,891)	$(2,814,176)	$(5,149,244)

Loss per common share, basic and diluted	$(0.01)	$(0.03)	$(0.02)	$(0.05)

Weighted average common shares outstanding, basic and diluted	202,261,571	112,948,441	165,639,474	112,585,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,684,170)	$(5,017,816)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	2,667	2,223
Amortization	60,000	70,588
Provision for bad debt expense	(18,204)	140,152
Provision for inventory losses	(110,000)	110,000
Change in estimated fair value of derivative liabilities	(2,239,350)	25,540
Fair value of common stock issued for services	360,500	18,000
Stock based compensation	163,736	123,108
Change in operating assets and liabilities:
Accounts receivable	(1,083,906)	1,497,958
Inventory	67,282	812,327
Prepaid expenses and other current assets	(156,696)	(150,641)
Accounts payable and accrued expenses	1,615,391	(462,510)
Net cash used in operating activities	(4,022,750)	(2,831,071)

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash	(104)	(104)
Purchase of property and equipment	-	(8,992)
Net cash used in investing activities	(104)	(9,096)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	-	(1,421)
Proceeds from warrants exercised for cash	-	45,000
Proceeds from issuance of Series C Preferred Stock	-	3,500,000
Proceeds from issuance of Series D Preferred Stock	4,020,000	-
Borrowings on debt	-	36,075
Principal repayments on debt	(151,188)	-
Net borrowings on line-of-credit facility	161,549	(403,778)
Net cash provided by financing activities	4,030,361	3,175,876

NET INCREASE IN CASH	7,507	335,709

CASH AND CASH EQUIVALENTS - beginning of period	$15,306	$376,840

CASH AND CASH EQUIVALENTS - end of period	$22,813	$712,549

SUPPLEMENTAL DISCLOSURES
Interest paid in cash	$45,022	$23,740
Non-cash financing and investing activities:
Conversion of preferred stock to common stock	$3,732	$699
Dividends paid in common stock	$130,723	$68,441
Dividends declared but unpaid	$130,006	$131,428
Conversion of notes payable and accrued interest to Series C preferred stock	$-	$500,000
Warrants exchanged for common stock	$5,863,278	$-
Notes payable issued in exchange for accounts payable	$1,049,564	$-
Warrants issued for services	$29,000	$-
Warrants issued in connection with Preferred Offering	$2,381,931	$1,778,110

The accompanying notes are an integral part of these condensed consolidated financial statements.